UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 30, 2018

HAWKINS, INC.

(Exact name of registrant as specified in charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Rosegate

Roseville, MN 55113

(Address of Principal Executive Offices, including Zip Code)

(612) 331-6910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b 2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2018, the Company entered into an amended and restated credit agreement (the “Credit Agreement”) with U.S. Bank National Association (“U.S. Bank”) as Sole Lead Arranger and Sole Book Runner, other lenders from time to time party thereto (collectively, the “Lenders”), whereby U.S. Bank is also serving as Administrative Agent. The Credit Agreement refinances the term and revolving loans under its existing credit agreement with U.S. Bank (the “Existing Credit Agreement”) and provides the Company with senior secured revolving credit facilities (the “Revolving Loan Facility”) totaling $150.0 million. The Revolving Loan Facility includes a $5.0 million letter of credit subfacility and $15.0 million swingline subfacility. U.S. Bank and JP Morgan Chase Bank, N.A. are lenders under the Credit Agreement.

The Company used approximately $91.0 million of the proceeds from the Revolving Loan Facility to refinance the obligations under the Existing Credit Agreement. The Company may use the remaining amount of the Revolving Loan Facility for working capital, capital expenditures, restricted payments and acquisitions permitted under the Credit Agreement, and other general corporate purposes.

Borrowings under the Revolving Loan Facility bear interest at a rate per annum equal to one of the following, plus, in both cases, an applicable margin based upon the Company’s leverage ratio: (a) LIBOR for an interest period of one, two, three or six months as selected by the Company, reset at the end of the selected interest period, or (b) a base rate determined by reference to the highest of (1) U. S. Bank’s prime rate, (2) the Federal Funds Effective Rate plus 0.5%, or (3) one-month LIBOR for U.S. dollars plus 1.0%. The LIBOR margin is between 0.85% - 1.35%, depending on the Company’s leverage ratio. The base rate margin is between 0.00% - 0.35%, depending on the Company’s leverage ratio.

In addition to paying interest on the outstanding principal under the Revolving Loan Facility, the Company is required to pay a commitment fee on the unutilized commitments thereunder. The commitment fee is between 0.15% - 0.25%, depending on the Company’s leverage ratio.

The Revolving Loan Facility has a five-year maturity date.

The Revolving Loan Facility is secured by substantially all of the personal property assets of the Company and its subsidiaries.

The Credit Agreement will require the Company to maintain (a) a minimum fixed charge coverage ratio of 1.15 to 1.00 and (b) a maximum total cash flow leverage ratio of 3.0 to 1.0. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, dispose of significant assets, make certain investments, including any acquisitions other than permitted acquisitions, make certain payments, enter into sale and leaseback transactions, grant liens on its assets or rate management transactions, subject to certain limitations. The Company will be permitted to make distributions, pay dividends and repurchase shares so long as no default or event of default exists or would exist as a result thereof.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans under the Revolving Loan Facility, including failure to make payments under the Revolving Loan Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its subsidiaries, failure of the Company or any of its subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its subsidiaries, and change of control of the Company.

Each of U.S. Bank and JP Morgan has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have receive and will continue to receive customary fees.

The foregoing summary of the Credit Agreement and Revolving Loan Facility is not complete and is qualified by reference to the full text of the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Existing Credit Agreement with U.S. Bank and its termination in connection with the Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Existing Credit with U.S. is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement dated as of November 30, 2018, among Hawkins, Inc., the lenders party thereto, and U.S. Bank National Association, as an LC Issuer, Swing Line Lender and Administrative Agent.

99.1	Press Release, dated December 3, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKINS, INC.

Date: December 3, 2018	/s/ Jeffrey P. Oldenkamp
Jeffrey P. Oldenkamp
Vice President, Chief Financial Officer, and Treasurer